Exhibit 10.13

Torus Therapeutics, Inc.

October 12, 2017

Geoffrey McDonough

Dear Geoff:

On behalf of Torus Therapeutics, Inc. (the “Company”), I am pleased to offer you employment with the Company on the following terms and conditions.

1. Position. You will be employed by the Company as its President and Chief Executive Officer (“CEO”). It is contemplated that you will commence employment on a date to be mutually agreed upon between you and the Company, but which in no event shall be later than October 16, 2017 (the “Start Date”). You shall work out of the Company’s office in Cambridge, Massachusetts. You agree to devote your full business time, best efforts, skill, knowledge, attention and energies to the advancement of the Company’s business and interests and to the performance of your duties and responsibilities as an employee of the Company, and shall not engage in any other employment, consulting or other business activity without the prior written consent of the Company; provided, however, that it is understood and agreed that you currently provide services to the entities listed on Exhibit A attached hereto and will be permitted to serve on boards of directors for other companies with the prior consent of the to the Company’s Board of Directors (the “Board”), such consent not to be unreasonably withheld, conditioned or delayed; provided, further, that such activities do not materially interfere with the performance of your duties and responsibilities hereunder and do not violate the Restrictive Covenant Agreement (as defined below). You will be appointed to the Board, effective upon the earlier of (i) December 31, 2017 and (ii) such time as the Company has issued and sold from and after the date hereof equity securities having an aggregate purchase price of $15,000,000, and shall serve on the Board as long as you are CEO.

2. Base Salary. You will receive a base salary at the semi-monthly rate of $16,666.66, which is equivalent to $400,000.00 on an annualized basis (the “Base Salary”). All payments will be subject to legally required tax withholdings. The Base Salary will be subject to adjustment as determined by the Board in its sole discretion.

3. Bonus. Following the end of each fiscal year during the term of your employment commencing with the year ended December 31, 2017, you will be eligible to receive an annual incentive bonus for such fiscal year with a target of forty percent (40%) of your annual Base Salary. The bonus will be based on criteria established by the Board and shall be determined by the Board in its sole discretion. Any bonus will be paid no later than March 15th of the year following the close of the year to which it relates. Except as otherwise provided in Section 6, you must remain employed by the Company as of the last day of a fiscal year in order to be eligible for and to earn a bonus for such year. Any bonus for the year ended December 31, 2017 will be pro-rated to reflect the period of time you were employed by the Company in 2017.

4. Equity.

a. Equity Grants. Subject to the approval of the Board,

i. you shall receive a restricted stock award for 2,812,500 shares of the Company’s common stock (the “Initial Shares”). The issuance of such Initial Shares shall be subject to the payment by you to the Company in such manner as may be agreed by you and the Company of an amount equal to the Company’s withholding obligation with respect to federal, state, local and other taxes in respect of the Initial Shares. The number of Initial Shares that are vested at any particular time shall be equal to the Applicable Percentage at such time multiplied by the number of Qualifying Shares at such time. For this purpose, (a) the “Applicable Percentage” shall equal 0% prior to the first anniversary of the Start Date, 25% on the first anniversary of the Start Date, and an additional 6.25% for each completed quarter thereafter until the fourth anniversary of the Start Date, and (b) “Qualifying Shares” shall mean a number of shares, up to a maximum of the total number of Initial Shares, equal to 6.25% of the Company’s fully diluted capitalization (reflecting then outstanding capital stock and stock options) at a particular time; and

ii. additionally, at such times as the Company issues and sells shares of its capital stock for capital raising purposes, it shall grant to you (at your option) either a restricted stock award for a number of shares of the Company’s common stock (the “Restricted Shares”) or stock options to purchase a number of shares of the Company’s common stock (the “Options”), which number when added to the shares of common stock then held by you, or then issuable upon exercise of Options then held by you, totals 6.25% of the Company’s fully diluted capitalization (reflecting then outstanding capital stock and stock options) following such issuance and sale; provided, however, that the Company shall have no obligation to grant to you Restricted Shares or Options hereunder: (i) following such time as the Company has issued and sold equity securities having an aggregate purchase price of $50,000,000 or (ii) with respect to any equity securities issued and sold that generate proceeds in excess of such $50,000,000. The Restricted Shares and/or Options will vest as to 25% of the underlying shares on the first anniversary of the Start Date and will vest as to the balance in equal quarterly installments of 6.25% thereafter until the fourth anniversary of the Start Date.

Any such grant will be subject to the terms and conditions of a restricted stock agreement, stock option agreement, and/or stock plan (the “Grant Documents”). In connection with each grant provided for above (other than the grant of the Initial Shares), you shall be entitled to elect to receive such grant in Restricted Shares or Options, provided that any Restricted Shares or Options granted hereunder shall have a purchase price per share or exercise price per share equal to the fair market value of the Company’s common stock at the time of grant as determined by the Board. In addition, provided you remain employed by the Company through the applicable grant date, you may be entitled to additional option grants and/or awards of additional restricted shares (the “Additional Grants”) that the Board may elect to grant in its sole discretion.

b. Right to Purchase Additional Shares. At the time of the first issuance and sale of shares of a series of preferred stock of the Company after the Start Date (the “Series A Financing”), provided that you are then an employee of the Company, you shall have the right to purchase up to two hundred thousand (200,000) shares of the preferred stock issued and sold in the Series A Financing for a purchase price equal to the price at which such shares are issued and sold in the Series A Financing, provided that you exercise such right on or prior to the first closing of the Series A Financing and execute and deliver to the Company the purchase documents executed and delivered by other purchasers in the Series A Financing. Alternately, upon the mutual agreement of you and the Company, you may invest up to $200,000 in a SAFE issued by the Company on substantially the same terms as the Company’s outstanding SAFEs.

5. Benefits. You may participate in the benefit programs offered by the Company to its employees from time to time, provided that you are eligible under (and subject to all provisions of) the plan documents that govern those programs. Benefits are subject to change at any time in the Company’s sole discretion. You will also be entitled to paid vacation each year in accordance with the terms and conditions set forth in the Company’s vacation policy as in effect from time to time. You shall also be entitled to receive reimbursement for all reasonable business expenses incurred by you in performing your services to the Company, in accordance with the policies and procedures as in effect from time to time.

6. Severance Benefits.

a. General. If you are subject to an Involuntary Termination (as defined below), then you will be entitled to the benefits described in this Section 6. However, this Section 6 will not apply unless you: (i) have returned all Company property in your possession, (ii) have resigned as a member of the Board of Directors of the Company or any subsidiary of the Company, to the extent that you are then a director of the Company or of any such subsidiary; and (iii) have entered into a separation agreement that has become enforceable and irrevocable and that includes a general release of all employment-related claims that you may have against the Company or persons affiliated with the Company but does not include any restrictive covenants other than those you agreed to prior to the Involuntary Termination (the “Separation Agreement”). Notwithstanding the foregoing, no term of this offer letter or the Separation Agreement shall impact or affect, in any way, your rights with respect to, and the Separation Agreement shall not include a waiver or release of any claims related to: (x) your status as a shareholder or equity holder of the Company or any rights you have under the terms of any Grant Document or any other equity award or agreement between you and the Company, including any claims with respect to any Initial Shares, Restricted Shares, Options, Additional Grants or other equity owned or held by you at the time your employment is terminated, or (y) any rights to indemnification from the Company, pursuant to any applicable governing documents of the Company or any applicable written agreement between you and the Company, rights under ERISA or rights which, as a matter of law, cannot be waived. The Separation Agreement must be in substantially the form reasonably prescribed by the Company, and must be executed and must become enforceable and irrevocable on or before the 52nd day following your last day of employment with the Company. If you fail to execute without revocation the Separation Agreement on or before the 52nd day following your last day of employment with the Company, you shall be entitled to the Accrued Obligations only and no other severance payments or benefits. The continued salary provided under Section 6(b)(ii) below shall be paid in accordance with the Company’s normal payroll practices and shall commence on the next payroll date falling after the date the Separation Agreement becomes enforceable and irrevocable. If, however, the 52-day period in which the Separation Agreement must become enforceable and irrevocable begins in one taxable year and ends in the following year, the Company shall commence payment of the continued salary in the second year on the first payroll date falling on the later of: (A) January 1; and (B) the date on which the Separation Agreement becomes enforceable and irrevocable. The first payroll shall include, however, all amounts that would otherwise have been paid to you between the date your employment is terminated and your receipt of the first installment.

b. Severance. If you are subject to an Involuntary Termination, then, subject to Section 6(a):

i. The Company shall pay you the Accrued Obligations earned through your last day of employment within on or before the time required by law but in no event more than fifteen (15) days after your last day of employment with the Company, except to the extent such payment would accelerate compensation in a manner inconsistent with compliance with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”);

ii. The Company shall continue to pay you your Base Salary as in effect on your last day of employment for a period of twelve (12) months;

iii. To the extent determined by the Board acting in its sole discretion, the Company shall pay you a cash bonus of up to your target bonus for the year in which the termination occurs, subject to pro-ration for the period of such year you are employed by the Company.

iv. If, to the extent legally permissible, you elect COBRA health continuation with respect to the Company’s group health plan, then the Company shall pay you a monthly cash payment for twelve (12) months, in an amount equal to the monthly employer contribution that the Company would have made to provide health insurance to you if you had remained employed by the Company; provided, however, that such Company-paid premiums may be recorded as additional income pursuant to Section 6041 of the Code and not entitled to any tax qualified treatment to the extent necessary to comply with or avoid the discriminatory treatment prohibited by the Patient Protection and Affordable Care Act of 2010 and the Health Care and Education Reconciliation Act of 2010 or Section 105(h) of the Code.

v. Twenty-five percent (25%) of the unvested portion of the Qualifying Shares as of the termination date in the case of the Initial Shares and of the unvested portion of each grant of Restricted Shares, each Option and each Additional Grant will fully vest as of the date of the Involuntary Termination, provided, however, that: (i) no shares may be transferred and no stock option exercised (in each case with respect to the unvested portion) until the Separation Agreement has become enforceable and irrevocable and (ii) if the Separation Agreement does not become enforceable and irrevocable in accordance with this offer letter, the portions of the Initial Shares, Restricted Shares, Options and any Additional Grants that have vested as a result of this provision shall be cancelled effective as of the date of the Involuntary Termination.

The payments and benefits described in Section 6(b)(ii)-(v) above shall hereinafter be referred to as the “Severance.” If you are terminated for any reason other than as result of an Involuntary Termination, you shall be entitled to receive the Accrued Obligations only.

7. Change in Control. Notwithstanding anything in this Agreement to the contrary,

a. upon the consummation of a Change in Control, your employment shall automatically terminate and you shall be entitled to receive the benefits provided for in Section 6 of this offer letter as if such termination was an Involuntary Termination; provided, however that, if requested by the acquiring, surviving or resulting entity, you shall agree to continue to provide services to the Company following such termination as an employee of or consultant to the Company for a period of up to six months as may be requested by the acquiring, surviving or resulting entity for which you shall be paid a monthly amount equal to your monthly Base Salary immediately prior to the Change in Control; and

b. upon a Change in Control, one hundred percent (100%) of the unvested portion of the Qualifying Shares as of the date of the Change in Control in the case of the Initial Shares and of the unvested portion of each grant of the Restricted Shares, each Option and each Additional Grant will fully vest as of the date of the Change in Control.

8. Representation Regarding Continuing Obligations. Your employment is contingent upon your signing and adhering to the Company’s Invention, Non-Disclosure, Non-Competition and Non-Solicitation Agreement (the “Restrictive Covenant Agreement”). Further, you hereby represent to the Company that you are not a party to any agreement of any type which may impact or limit your ability to become employed by or perform your job at the Company or which is in any way inconsistent with the terms of this offer letter. You will not disclose to the Company or induce the Company to use any confidential or proprietary information or material belonging to any current or previous employer or others. Further, you hereby represent that (i) your employment with the Company and this offer letter does not and will not violate or conflict with any obligations you may have to or any agreements you may have with any former employer and (ii) you have provided the Company with all written agreements that describe any continuing post-employment obligations to any former employer.

9. Proof of Legal Right to Work. You agree to provide to the Company, within three (3) days of the Start Date, documentation proving your eligibility to work in the United States, as required by the Immigration Reform and Control Act of 1986. You may need a work visa in order to be eligible to work in the United States. If that is the case, your employment with the Company will be conditioned upon your obtaining a work visa in a timely manner as determined by the Company.

10. Tax Matters.

a. All forms of compensation referred to in this offer letter are subject to reduction to reflect applicable withholding and payroll taxes and other deductions required by law. You hereby acknowledge that the Company does not have a duty to design its compensation policies in a manner that minimizes your tax liabilities and that you will not make any claim against the Company or the Board related to tax liabilities arising from your compensation.

b. For purposes of Section 409A of the Code, each salary continuation payment under Section 6(b) is hereby designated as a separate payment. If the Company determines that you are a “specified employee” under Section 409A(a)(2)(B)(i) of the Code at the time of your Separation, then (i) the salary continuation payments under Section 6(b), to the extent that they are subject to Section 409A of the Code, will commence on the first business day following (A) expiration of the six-month period measured from your Separation, or (B) the date of your death, and (ii) the installments that otherwise would have been paid prior to such date will be paid in a lump sum when the salary continuation payments commence. Any salary continuation payments that are not subject to Section 409A of the Internal Revenue Code, including, without limitation, payments that are exempt from Section 409A of the Internal Revenue Code as a result of the separation pay plan exemption under Section 1.409A-1(b)(9) of the Income Tax Regulations (or any successor thereto), will continue to be paid as otherwise provided in this offer letter.

c. All in-kind benefits provided and expenses eligible for reimbursement hereunder shall be provided by the Company or incurred by you during your employment with the Company. All reimbursements shall be paid as soon as administratively practicable, but in no event shall any reimbursement be paid after the last day of the taxable year following the taxable year in which the expense was incurred. The amount of in-kind benefits provided or reimbursable expenses incurred in one taxable year shall not affect the in-kind benefits to be provided or the expenses eligible for reimbursement in any other taxable year. Such right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit.

11. Interpretation, Amendment and Enforcement. This offer letter, along with the Restrictive Covenant Agreement and the Grant Documents, constitute the complete agreement between you and the Company, contain all the terms of your employment, and supersede any prior agreements, representations or understandings (whether written, oral or implied) between you and the Company. The terms of this offer letter and the resolution of any disputes as to the meaning, effect, performance or validity of this offer letter or arising out of, related to, or in any way connected with, this offer letter, your employment with the Company or any other relationship between you and the Company (the “Disputes”) will be governed by Massachusetts law, excluding laws relating to conflicts or choice of law. You and the Company submit to the exclusive personal jurisdiction of the federal and state courts located in the Commonwealth of Massachusetts in connection with any Dispute or any claim related to any Dispute.

12. Other Terms. This letter shall not be construed as an agreement, either express or implied, to employ you for any stated term, and shall in no way alter the Company’s policy of employment at-will, which means that you have the right to terminate your employment relationship with the Company at any time for any reason and the Company has the right to terminate its employment relationship with you at any time for any reason, with or without cause or notice. Similarly, nothing in this letter shall be construed as an agreement, either express or implied, to pay you any compensation or grant you any benefit beyond the end of your employment with the Company.

13. Definitions. The following terms have the meaning set forth below wherever they are used in this letter agreement:

a. “Accrued Obligations” means: (i) any earned but unpaid Base Salary as of the date your employment is terminated, (ii) any vested benefits you may have under any employee benefit plan of the Company as of your termination date, (iv) any unpaid expense reimbursements accrued prior to the date your employment is terminated and (iii) any unpaid but earned bonus for a fiscal year preceding the year in which your employment is terminated.

b. “Cause” means (i) your material breach of the Restrictive Covenant Agreement, (ii) your conviction of, or your plea of “guilty” or “no contest” to, a felony under the laws of the United States or any State; (iii) your gross negligence or willful misconduct in the performance of your duties; (iv) your continuing failure to perform assigned duties after receiving written notification of the failure from the Company’s Board of Directors; or (v) your failure to cooperate in good faith with a governmental or internal investigation of the Company or its directors, officers or employees, if the Company has requested your cooperation; provided, however, that “Cause” shall not be deemed to have occurred pursuant to subsection (iii), (iv), or (v) hereof unless you have first received written notice from the Board specifying in reasonable detail the particulars of such grounds and that the Company intends to terminate your employment hereunder for such grounds and you have failed to cure such grounds within a period of thirty (30) days from the date of such notice.

c. “Change in Control” means the occurrence of any one or more of the following events, in each case only to the extent that such event also constitutes a “change in ownership” of the Company or a “change in the ownership of a substantial part of the Company’s assets” for the purposes of Section 409A of the Code: (i) the consummation of a merger or consolidation of the Company with any other entity, other than a merger or consolidation in which voting securities of the Company outstanding immediately prior thereto continue to represent more than fifty percent (50%) percent of the total voting power of: (A) the surviving or resulting corporation; or (B) if the surviving or resulting corporation is a wholly owned subsidiary of another corporation immediately following such merger or consolidation, the parent corporation of such surviving or resulting corporation immediately after such merger or consolidation; (ii) the acquisition of a majority (by voting power) of the Company’s outstanding capital stock by a single person or entity or a group acting in concert to effect such acquisition; or (iii) the sale, transfer or exclusive license of all or substantially all of the assets of the Company.

d. “Expenses” means any damages, losses, judgments, liabilities, fines, penalties, excise taxes, settlements, costs, attorneys’ fees, accountants’ fees, and disbursements and costs of attorneys and accountants.

e. “Involuntary Termination” means either (i) your Termination Without Cause or (ii) your Resignation for Good Reason.

f. “Resignation for Good Reason” means a Separation as a result of your resignation after one of the following conditions has come into existence without your consent:

i. A reduction in your Base Salary by more than 10% (unless such reduction is part of a broad-based salary reduction applicable to the Company’s senior management);

ii. Your removal from the Board or a failure by the Company to nominate you for reelection to the Board by the stockholders of the Company;

iii. A requirement that you report to a corporate officer or employee instead of reporting directly to the Board;

iv. A material diminution of your authority, duties, or responsibilities;

v. A relocation of your principal workplace by more than forty (40) miles; or

vi. A material breach of this Agreement by the Company.

A Resignation for Good Reason will not be deemed to have occurred unless (i) you give the Company written notice of the condition within ninety (90) days after the condition comes into existence, (ii) the Company fails to remedy the condition within thirty (30) days after receiving your written notice (the “Cure Period”) and (iii) you resign within thirty (30) days after the expiration of the Cure Period.

g. “Separation” means a “separation from service,” as defined in the regulations under Section 409A of the Code.

h. “Termination Without Cause” means a Separation as a result of a termination of your employment by the Company without Cause, provided you are willing and able to continue performing services within the meaning of Treasury Regulation 1.409A-1(n)(1).

We are excited about having you join the Company. If this letter correctly sets forth the terms under which you will be employed by the Company, please sign the enclosed duplicate of this letter in the space provided below and return it to me, along with a signed copy of the Restrictive Covenant Agreement. If you do not accept this offer by October 13, 2017, this offer will be deemed revoked.

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Very truly yours,

Torus Therapeutics, Inc.

/s/ Jason Rhodes
Jason Rhodes
Chief Executive Officer

The foregoing correctly sets forth the terms of my at-will employment with Torus Therapeutics, Inc. I am not relying on any representations other than those set forth above.

/s/ Geoff McDonough	10/12/17
Geoff McDonough	Date